Exhibit 99.1

News Release

Newell Brands Completes Sale of Tools Business to Stanley Black & Decker

Hoboken, NJ, March 10, 2017 – Newell Brands Inc. (NYSE: NWL) announced today that it has completed the sale of its Tools business, including the Irwin®, Lenox® and Hilmor® brands, to Stanley Black & Decker.

“The sale of the Tools business further strengthens our Newell Brands portfolio, enabling us to better allocate resources to the businesses with the greatest potential to win in the marketplace,” said Michael Polk, Chief Executive Officer, Newell Brands. “We are pleased that our employees will be joining the Stanley Black & Decker team, a company truly committed to the Tools category and we are confident that our Tools people and brands will thrive within Stanley Black & Decker’s leading global tools business.”

Gross proceeds from the transaction were approximately $1.95 billion, which includes the retention of accounts receivable. U.S.-based proceeds will be primarily used to pay down debt and accelerate the deleveraging of the company. Newell Brands continues to expect to achieve the stated leverage ratio goal of 3 to 3.5 times EBITDA in 2 to 3 years from the April 15, 2016 completion of the Jarden Corporation acquisition.

About Newell Brands

Newell Brands (NYSE: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Jostens®, Marmot®, Rawlings®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, Waddington and Yankee Candle®. Newell Brands makes life better for hundreds of millions of consumers every day, where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contacts:
Nancy O’Donnell	Jason Anthoine	Liz Cohen
Vice President, Investor Relations	Global Communications	Weber Shandwick
+1 (770) 418-7723	+1 (201) 610-6768	+1 (212) 445-8044
nancy.o’donnell@newellco.com	jason.anthoine@newellco.com	liz.cohen@webershandwick.com

Forward-Looking Statements

Forward-looking statements in this press release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to, but are not limited to, information or assumptions about the effects of sales (including pricing), income/(loss), earnings per share, return on equity, return on invested capital, operating income, operating margin or gross margin improvements or declines, Project Renewal, capital and other expenditures, working capital, cash flow, dividends, capital structure, debt to capitalization ratios, debt ratings, availability of financing, interest rates, restructuring and other project costs, impairment and other charges, potential losses on divestitures, impacts of changes in accounting standards, pending legal proceedings and claims (including environmental matters), future economic performance, costs and cost savings, inflation or deflation with respect to raw materials and sourced products, productivity and streamlining,

221 River Street	NYSE: NWL
Hoboken, NJ 07030	www.newellbrands.com
+1 (201) 610-6600		1

News Release

changes in foreign exchange rates, product recalls, expected benefits and synergies and financial results from recently completed acquisitions and planned acquisitions and divestitures and management’s plans, goals and objectives for future operations, performance and growth or the assumptions relating to any of the forward-looking statements. These statements generally are accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “will,” “should,” “would” or similar statements. The Company cautions that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the Company’s dependence on the strength of retail, commercial and industrial sectors of the economy in light of the continuation of challenging economic conditions, particularly outside of the United States; competition with other manufacturers and distributors of consumer products; major retailers’ strong bargaining power and consolidation of the Company’s customers; the Company’s ability to improve productivity, reduce complexity and streamline operations; the Company’s ability to develop innovative new products and to develop, maintain and strengthen its end-user brands, including the ability to realize anticipated benefits of increased advertising and promotion spend; risks related to the substantial indebtedness that the Company incurred in connection with the Jarden Acquisition; risks related to a potential increase in interest rates; the Company’s ability to complete planned acquisitions and divestitures; difficulties integrating Jarden and other acquisitions and unexpected costs or expenses associated with acquisitions; changes in the prices of raw materials and sourced products and the Company’s ability to obtain raw materials and sourced products in a timely manner from suppliers; the risks inherent in the Company’s foreign operations, including currency fluctuations, exchange controls and pricing restrictions; a failure of one of the Company’s key information technology systems or related controls; future events that could adversely affect the value of the Company’s assets and require impairment charges; United States and foreign regulatory impact on the Company’s operations including environmental remediation costs; the potential inability to attract, retain and motivate key employees; the imposition of tax liabilities greater than the Company’s provisions for such matters; product liability, product recalls or regulatory actions; the Company’s ability to protect its intellectual property rights; changes to the Company’s credit ratings; significant increases in the funding obligations related to the Company’s pension plans due to declining asset values, declining interest rates or otherwise; and those factors listed in our filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K). Changes in such assumptions or factors could produce significantly different results. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments. In addition, there can be no assurance that the Company has correctly identified and assessed all of the factors affecting the Company or that the publicly available and other information the Company receives with respect to these factors is complete or correct.

221 River Street	NYSE: NWL
Hoboken, NJ 07030	www.newellbrands.com
+1 (201) 610-6600		2